CONSULTING AGREEMENT

DATE:

December 15, 2009

Mr. Jim Braseth

15708 50th Avenue North

Plymouth, MN 55446 USA

PARTIES:

Tara Minerals Corp.

2162 Acorn Court

Wheaton, IL 60187

Lions Gate Capital     (the “Consultant”)

Jim Braseth

RECITALS:

WHEREAS, the Company wishes to contract with the Consultant for the performance of certain investor relations services.

WHEREAS, the Consultant declares that it is engaged in an independent business or employed by a party other than the Company and that the Company is not the Consultant's sole and only client, customer or employer.

WHEREAS, the parties hereto wish to enter into a Client Independent Consulting/ Contractor relationship for their mutual benefit, and further wish to set forth the terms of such association in writing.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing representations and the mutual covenants set forth herein, the Company and the Consultant agree as follows:

1.

Services to be Performed. The Company hereby engages the Consultant to advise and perform work for the Company with respect to matters associated with the Company’s investor relations. The scope of such work will be determined from time to time by agreement of the parties, however the initial scope of work will consist of exposing the Company to the equity investment community which includes but is not limited to new market makers, analysts, money managers, institutional investors, stock-brokers, accredited investors, mutual funds, broker-dealers, wire-houses, newspapers, television, and trade publications.

2.

Fees, Terms of Payment and Warrant.

a.

Stock. The Company agrees as compensation to issue to the Consultant 105,000 restricted Shares of Tara Minerals Corp. Common Stock for monthly services rendered over a three-month period commencing with the date of this agreement. The Shares will become earned at the rate of 40,000 shares (month one), 35,000 shares (month two), and 30,0000 shares (month three) on the 14th of each month of service that is rendered by Consultant under this agreement.

b.

In addition, Tara Minerals Corp. has an option to extend this agreement for three months at the rate of 25,000 shares per month for a total of 75,000 additional shares, total.

c.

Tara Minerals may terminate this Agreement on three days’ written notice to Consultant.  In the event of such termination, any Shares not earned will be cancelled.

3.

Instrumentalities. The Consultant shall supply all equipment, tools, materials and supplies to accomplish the designated jobs or services set forth in Paragraph 1, except if approved by the Company.

4.

Expenses. The Company shall not be responsible or liable for any expenses incurred by the Consultant in performing any jobs or services under this Agreement, except accountable out-of-pocket expenses of Consultant approved in advance in writing by the Company.

5.

The Consultant’s Status. The Consultant will be considered an independent contractor and not an employee of the Company. The parties hereto are and shall remain independent. The Consultant retains the sole and exclusive right to control or direct the manner or means by which the jobs or services described herein are to be performed.

The Consultant shall comply with all federal, state and local laws, and rules and regulations that are now or may in the future become applicable to the Consultant, its business, equipment and personnel engaged in accomplishing the jobs or services provided under this Agreement or arising out of the performance of this Agreement.

6.

Payroll or Employment Taxes. The Consultant will not be treated as an employee for federal, state or local tax purposes or for any other purpose. No payroll or employment taxes of any kind shall be withheld or paid with respect to payments to the Consultant, including but not limited to FICA, FUTA, federal personal income tax, state personal income tax, state disability insurance tax, and state unemployment insurance tax. The Consultant agrees that it is responsible for making all filings with and payments to the Internal Revenue Service and state and local taxing authorities as are appropriate to its status as a Consultant.

7.

Workers' Compensation, Unemployment Compensation, Benefits. No workers' compensation insurance has been or will be obtained by the Company for the Consultant. The Consultant understands that he is not entitled to unemployment compensation benefits or any other benefits normally afforded to any employee of the Company, due to his status as a Consultant.

8.

Law Governing Contract/Arbitration.  This Agreement and all questions arising in connection with it shall be governed by the laws of the State of Illinois.  Any dispute involving this Agreement will be settled through binding arbitration in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

9.

Entire Agreement. This Agreement states the entire Agreement of the parties, and merges all prior negotiations, agreements and understandings, if any, except for any confidentiality agreements between the parties. No modification, release, discharge or waiver of any provision hereof shall be of any force or effect unless made in writing and signed by the parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their representative laws, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused it to be dated as of the day and year first written above.

“COMPANY”

Tara Minerals

By /s/ Francis Richard Biscan Jr._

Francis, Richard Biscan Jr., President

“CONSULTANT”

/s/ Jim Braseth

Jim Braseth